Exhibit 10.12

DIRECTOR COMPENSATION ARRANGEMENTS

For the twelve month period ending June 30, 2012, each non-employee director of Cardiovascular Systems, Inc. will receive the following compensation:

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Retainers of $40,000 for service as a board member; $20,000 for service as a chairman of a board committee; $10,000 for service as a member of a board committee; and $1,200 per board or committee meeting attended in the event that more than twelve of such meetings are held during the period. We may pay these retainers in cash or permit directors to elect to receive the value of the retainers in our common stock. Directors may irrevocably elect, in advance of each fiscal year, to receive these fees in cash, in common stock of the Company or a combination thereof, or in restricted stock units (“RSUs”). Each director electing to receive fees in RSUs shall at the time of such election also irrevocably select the date of settlement of the RSU. On the settlement date, RSUs may be settled, at the Company’s discretion, in cash or in shares of common stock or a combination thereof.

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A RSU award with a value of $100,000 payable, in our discretion, in cash or in shares of our common stock. We provide for the RSU payment, whether paid in cash or shares of common stock, to be made (in a lump sum if paid in cash) within 30 days following the six-month anniversary of the termination of the director’s board membership.

In addition, the Chairman of the Board receives an additional annual retainer of $40,000, which may, at the election of the Chairman, be paid in shares of common stock based on the fair market value of the Company’s common stock on the date of payment. The non-employee members of the Board are also reimbursed for travel, lodging and other reasonable expenses incurred in attending board or committee meetings.